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                                                                Exhibit 99(c)(3)



                                                                         ANNEX B


                                ESCROW AGREEMENT

                  THIS ESCROW AGREEMENT is entered into this 19th day of October, 1999, by and among, Telesciences, Inc., a Delaware corporation (the "Company"), EDB Business Partner ASA, a Norwegian public limited company ("Parent"), EDB 4Tel Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser") and First Union National Bank (the "Escrow Agent").

                                   BACKGROUND

         A. Pursuant to an Agreement and Plan of Merger dated October 19, 1999 ("Agreement and Plan of Merger"), Parent has agreed to cause Purchaser to make a cash tender offer (the "Offer") for all of the issued and outstanding shares of Common Stock of the Company (the "Shares") and thereafter to cause Purchaser to merge with and into the Company.

         B. Pursuant to the Agreement and Plan of Merger, Purchaser has agreed to deposit in escrow a sufficient amount of funds (the "Deposit") necessary to
(i) make the cash payments contemplated by Section 1.01(a) of the Agreement and Plan of Merger to purchase all of the Shares tendered in the Offer (the "Tender Payment"), (ii) make the cash payments contemplated by Section 2.08 of the Agreement and Plan of Merger with respect to the settlement of the options to purchase Shares granted by the Company, and (iii) redeem the outstanding shares of Series A Preferred Stock of the Company for cash in accordance with the terms of the Certificate of Designation of Preferences and Rights of the Series A Preferred Stock (the "Preferred Stock Redemption").

         C. Company, Parent, Purchaser and Escrow Agent wish to provide for the appointment of an escrow agent to hold the Deposit, and to set forth the terms and conditions under which the Deposit shall be disbursed.

                  NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. DEFINITIONS.

                  Capitalized terms not otherwise defined herein which are defined in the Agreement and Plan of Merger shall have the meanings given in the Agreement and Plan of Merger, a complete and correct copy of which has been delivered to the Escrow Agent by the Company, Parent and Purchaser.


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         2. CREATION OF ESCROW.

         2.1 ESCROW. Company, Parent and Purchaser hereby designate and appoint First Union National Bank as Escrow Agent to serve in accordance with the terms and conditions of this Escrow Agreement, and First Union National Bank agrees to act as such Escrow Agent upon the terms and conditions of this Escrow Agreement.

         2.2 ESCROWED FUNDS. Purchaser agrees to deliver to Escrow Agent, in accordance with Section 1.01(b) of the Agreement and Plan of Merger, the Deposit in the amount of Thirteen Million Six Hundred and Fifty-Five Thousand Four Hundred and Forty-Five Dollars ($13,655,445). Such funds plus all interest earned thereon, less the fees and expenses of Escrow Agent chargeable thereto under Section 4.2 hereof, are hereinafter collectively called the "ESCROWED FUNDS." Until released as set forth herein, Escrow Agent shall hold the Escrowed Funds in escrow hereunder.

         2.3 INVESTMENT OF ESCROWED FUNDS. Pending release from escrow, the Escrow Funds shall be invested and reinvested by Escrow Agent in any money market fund substantially all of which is invested in the following investment categories, including any money market fund managed by Escrow Agent and any of its affiliates: direct obligations of the United States of America or obligations the principal interest of and the interest on which are unconditionally guaranteed by the United States of America; certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or similar governmental agency; or repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or in such other investments as are approved by Company and Purchaser.

         2.4 STATEMENT OF ACCOUNTS. From time to time upon the written request of Company, Parent or Purchaser, and upon termination of this Escrow Agreement, Escrow Agent shall furnish to Company, Parent and Purchaser a statement of account of the Escrowed Funds.



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         3. RELEASE OF ESCROWED FUNDS.

         3.1 RELEASE OF ESCROWED FUNDS IN ACCORDANCE WITH JOINT INSTRUCTIONS. From time to time, Asbjorn Eide or such other person as shall be designated by Asbjorn Eide, on behalf of Purchaser ("Purchaser's Representative"), and Andrew Maunder or such other person as shall be designated by Andrew Maunder, on behalf of Company ("Company's Representative"), may jointly deliver signed written instructions to Escrow Agent specifying that all or a designated portion of the Escrowed Funds shall be released from escrow in the manner and to the persons specified in such instructions. No portion of the Escrowed Funds shall be paid to any person except as directed by such joint written instructions or by a court of competent jurisdiction. If Shares are accepted for payment in the Offer in accordance with the terms thereof, the Purchaser and Company shall give joint written instructions to the Escrow Agent to pay over (i) to the paying agent identified on the letter of transmittal sent to Company's stockholders in connection with the Offer, promptly after Shares are accepted for payment in the Offer, the amount of the Tender Payment (ii) to Company, promptly after Shares are accepted for payment in the Offer, the amount necessary to effectuate the Preferred Stock Redemption and (iii) to the Exchange Agent, no later than one business day prior to the Effective Time, the balance of the Escrowed Funds to be held in the Payment Fund. If the Agreement and Plan of Merger is terminated in accordance with its terms without any Shares having been accepted for purchase in the Offer, and neither the Purchaser nor Parent is in breach of the Agreement and Plan of Merger, promptly thereafter, the Purchaser and Company shall give joint written instructions to the Escrow Agent to pay over the Escrowed Funds to Parent.

         3.2 RELEASE OF ESCROWED FUNDS - TERMINATION. This Escrow Agreement shall terminate upon release of all of the Escrowed Funds pursuant to Section
3.1 above. Upon the release of all of the Escrowed Funds, Escrow Agent shall be released and forever discharged of any liabilities and duties hereunder.

         3.3 LIQUIDATION OF INVESTMENT; PAYMENT. Escrow Agent shall, as necessary, liquidate investments and release amounts from the Escrowed Funds as expressly provided in this Escrow Agreement. Payments by Escrow Agent shall be made by delivery of bank check, or, at the option of the recipient, by wire transfer of immediately available funds to a bank account designated by the recipient.

         3.4 TAXES. Purchaser is entitled to the interest earned on the Escrowed Funds and for federal, state and local tax purposes shall include the income or interest earned or payable on the Escrowed Funds in its gross income. The employer identification number of Purchaser is ______________.

         4. ESCROW AGENT.

         4.1 LIMITATION OF LIABILITY. Escrow Agent will not be bound by the Agreement and Plan of Merger or by any other agreement between the parties hereto, to which Escrow Agent is not a party, whether or not it has knowledge thereof, and will be required only to retain, invest,




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collect and disburse income from and deliver the Escrowed Funds, as herein provided. Escrow Agent will not in any way be required to determine whether or not the terms and conditions of the Agreement and Plan of Merger have been complied with by the parties. Escrow Agent's duties are only such as are specifically provided herein and are administrative, not discretionary. Escrow Agent shall incur no liability whatsoever to Company, Parent or Purchaser except for gross negligence or wilful misconduct. Escrow Agent shall have no responsibility hereunder other than to follow faithfully the instructions herein contained or such further supplemental instructions as Company and Purchaser may collectively provide. Escrow Agent shall not be subject to liability with respect to losses suffered from investment of funds in the Escrowed Funds, except for the safekeeping of the securities in which said funds are invested and collection of interest thereon. Escrow Agent may consult with counsel and shall be fully protected in any action taken in good faith in accordance with such advice. Escrow Agent shall be fully protected in acting in accordance with any written instructions given to it hereunder and reasonably believed by it to have been executed by the proper parties. Escrow Agent shall not be liable for interest on the Escrowed Funds except as provided herein.

         4.2 FEES AND EXPENSES. The Escrow Agent shall charge a fee for its services hereunder as set forth in SCHEDULE I hereto, Parent and Purchaser jointly and severally agree to pay all reasonable expenses of Escrow Agent, including its attorney's fees and expenses, which it may incur in connection with the performance of its duties under this Escrow Agreement or under the indemnity provided in Section 4.7. To the extent not otherwise so paid, such fees and expenses will be chargeable to the Escrowed Funds in existence when the fees are earned or the expense incurred. Escrow Agent shall notify Company and Purchaser of the amount to be chargeable pursuant to the preceding sentence, but shall not be required to collect such amount from Parent or Purchaser; provided that the failure of Escrow Agent to collect such amount shall not relieve Parent or Purchaser of their obligations to pay such amounts, which obligations may be enforced by Company.

         4.3 SUCCESSOR ESCROW AGENT. Escrow Agent may resign at any time by giving written notice thereof to Company and Purchaser and may be removed at any time by Company and Purchaser giving joint written notice thereof to Escrow Agent; PROVIDED, HOWEVER, that any such resignation or removal shall not become effective until a successor escrow agent shall have been appointed as provided herein and shall have accepted such appointment in writing upon the resignation or removal of Escrow Agent. A successor Escrow Agent will be appointed by joint agreement of Company and Purchaser; PROVIDED, HOWEVER, that in the event no successor Escrow Agent is appointed by mutual agreement of Company and Purchaser within ten days after such resignation or removal, Company shall promptly appoint the successor Escrow Agent, which successor shall be a bank or trust company organized under the laws of the United States having reported capital and surplus of not less than $100,000,000. Any such successor escrow agent shall deliver to Escrow Agent, Company and Purchaser a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all of the rights, powers and duties of Escrow Agent hereunder and shall be entitled to receive and hold all of the then remaining amounts held in escrow hereunder. Pending the appointment of the successor Escrow Agent, Escrow Agent shall only be responsible for continuing to hold and invest the Escrowed Funds




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pursuant to the terms of this Escrow Agreement. If an instrument of acceptance by a successor escrow agent shall not have been delivered to Escrow Agent within 30 days after the giving of such notice of resignation, the resigning Escrow Agent or Company or Purchaser, may at the expense of Company and Purchaser, petition any court of competent jurisdiction for the appointment of a successor escrow agent.

         4.4 DISPUTES. It is understood and agreed that, should any dispute arise with respect to the payment and/or ownership or right of possession of the Escrowed Funds, Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, all or any part of the Escrowed Funds until such dispute shall have been settled either by mutual agreement by the parties concerned or by the final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America and time for appeal has expired and no appeal has been perfected as so certified by the parties. Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings.

         4.5 ESCROW AGENT NOT REQUIRED TO INSTITUTE ACTION. Escrow Agent shall not be required to institute or defend, except in the case of Escrow Agent's wilful misconduct or gross negligence, any action or legal process involving any matter referred to herein which in any manner affects it or its duties or liabilities hereunder. In the event Escrow Agent shall institute or defend any such action or legal process, it shall do so only upon receiving full indemnity in an amount and of such character as it shall require, against any and all claims, liabilities, judgments, attorneys' fees and other expenses of every kind in relation thereto, except in the case of its own wilful misconduct or gross negligence.

         4.6 INTERPLEADER. If any two parties, whether or not they are parties to this Escrow Agreement, shall be in disagreement about the interpretation of this Escrow Agreement, or about the rights and obligations, or the propriety, of any action contemplated by Escrow Agent hereunder, or if any other dispute shall arise hereunder, or if Escrow Agent otherwise has any doubts as to the proper disposition of funds or any execution of any of its duties hereunder, Escrow Agent may, at its sole discretion, file an action in interpleader to resolve such disagreement in any Delaware State court, or any Federal Court of the United States of America, sitting in Delaware. Escrow Agent shall be indemnified for all costs, including reasonable attorneys' fees and expenses, and shall be fully protected in suspending all or part of its activities under this Escrow Agreement until a final judgment in the interpleader action is received.

         4.7 INDEMNIFICATION. Company, Parent and Purchaser, jointly and severally, shall hold Escrow Agent harmless and indemnify Escrow Agent against any loss, liability, expenses (including attorney's fees and expenses), claim or demand arising out of or in connection with the performance of its obligations in accordance with the provisions of this Escrow Agreement, except for gross negligence or wilful misconduct of Escrow Agent; PROVIDED, HOWEVER, that Company shall have no liability for any payments which are due to Escrow Agent pursuant to Section 4.2 hereof. The foregoing indemnities in this paragraph shall survive the resignation or removal of Escrow Agent or the termination of this Escrow Agreement.




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         5. NOTICES.

                  All notices, requests, demands, claims and other communications hereunder shall (i) be in writing; (ii) be delivered personally or by confirmed courier delivery; (iii) be deemed to have been duly given on the date received; and (iv) be addressed to the intended recipient as set forth below:

                           If to the Escrow Agent:

                           First Union National Bank
                           21 South Street - 3rd Floor
                           Morristown, New Jersey 07960
                           Attention: Rick Barnes
                           Fascimile No.: (973) 682-4531

                           If to the Parent or Purchaser:

                           EDB Business Partner ASA
                           Rusel0kkveien 6,
                           N-0251 Oslo, Norway
                           Attention: Asbjorn Eide
                           Fascimile No.: 011 47 22 94 40 44

                           with a copy to:

                           Atlas Pearlman Trop & Barkson, P.A.
                           New River Center, Suite 1900
                           200 East Las Olas Boulevard
                           Fort Lauderdale, Florida 33301
                           Attention: Joel D. Mayersohn, Esquire
                           Facsimile No.: (954) 766-7800

                           If to Company:

                           Telesciences, Inc.
                           4000 Midlantic Drive
                           Mt. Laurel, NJ 08054
                           Attention: Andrew P. Maunder
                           Facsimile No.: (856) 778-0836





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                           with a copy to:

                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street, 22nd Floor
                           Philadelphia, Pennsylvania 19103
                           Attention: Jason M. Shargel, Esq.
                           Facsimile No.: (215) 977-2740

Any party may change the address to which notices, requests, demands, claims, or other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

         6.       MISCELLANEOUS.

                  6.1 ASSIGNMENT. Subject to Section 4.3, this Escrow Agreement and the rights of the parties hereunder may not be assigned by any party without the consent of Company, Parent and Purchaser.

                  6.2 SUCCESSORS AND ASSIGNS. This Escrow Agreement and all action taken hereunder in accordance with its terms shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

                  6.3 GOVERNING LAW. THIS ESCROW AGREEMENT WILL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

                  6.4 AMENDMENT. This Escrow Agreement may be amended or canceled by and upon written notice to Escrow Agent at any time given by Company, Parent and Purchaser but the duties, responsibilities or compensation of Escrow Agent may not be altered without the consent of Escrow Agent.

                  6.5 HEADINGS. The section headings contained in this Escrow Agreement are for convenient references only and shall not in any way affect the meaning or interpretation of this Escrow Agreement.

                  6.6 WAIVER. Waiver of any term or condition of this Escrow Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or waiver of any other term or condition of this Escrow Agreement.

                  6.7 COUNTERPARTS. This Escrow Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.





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                  6.8 FURTHER ASSURANCES. Upon delivery by Escrow Agent of any portion of the Escrowed Funds to any party hereto, such party shall deliver or cause to be delivered to Escrow Agent any tax form or other document required by any governmental authority to be obtained by Escrow Agent from such party.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day, month and year first above written.


                                 EDB BUSINESS PARTNER ASA



                                By:  /s/ Eivind Kinck
                                    --------------------------------
                                    Name:
                                    Title:


                                EDB 4TEL ACQUISITION CORP.



                                By:  /s/ Asbjorn Eide
                                    --------------------------------
                                    Name:
                                    Title:


                                TELESCIENCES, INC.



                                By:  /s/ Andrew P. Maunder
                                    --------------------------------
                                    Name: Andrew P. Maunder
                                    Title: President and Chief Executive Officer


                                FIRST UNION NATIONAL BANK



                                By:  /s/ Rick Barnes
                                    --------------------------------
                                    Name:
                                    Title:




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